Exhibit 99.1

NEWS BULLETIN FROM:	RE:	Headwaters Incorporated 10653 South River Front Parkway, Suite 300 South Jordan, UT 84095 (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Analyst Contact
(801) 984-9400	(213) 486-6540

FOR IMMEDIATE RELEASE:
JULY 31, 2007

HEADWATERS INCORPORATED ANNOUNCES RESULTS
FOR ITS FISCAL 2007 THIRD QUARTER

•    Revenue of $336 Million, up 14% from June 2006 quarter

•    Operating Income of $70 Million, up 42% from June 2006

•    Diluted EPS of $0.98, up 69% from June 2006

SOUTH JORDAN, UTAH, JULY 31, 2007 (NYSE: HW) — HEADWATERS INCORPORATED today announced results for the quarter ended June 30, 2007, the third quarter of its 2007 fiscal year.

Highlights for the quarter included:

•            Record results from coal combustion products — both revenue and operating income

•            Cash operating margins for our construction materials business of 25.0% in the quarter versus 25.4% in the June 2006 quarter, despite a 4% decline in revenue

•            Signing of joint research agreement with Sumitomo to commercialize carbon nanospheres

•            Construction of additional coal cleaning facilities creates path to more than $50 million in expected revenue for 2008

Headwaters’ total revenue for the June 2007 quarter was $336.3 million, up 14% from $295.9 million reported for the June 2006 quarter. Operating income increased 42% to $69.8 million in the June 2007 quarter compared to $49.2 million in the June 2006 quarter. Net income for the June 2007 quarter was $46.4 million or $0.98 of diluted earnings per share, up 69% from the June 2006 quarter of $27.4 million or $0.58 of diluted earnings per share.

Total revenue for the nine months ended June 30, 2007 was $885.4 million, up 5% from $846.2 million reported for the nine months ended June 30, 2006.  Operating income increased 9%, to

$149.1 million for the nine months ended June 30, 2007 compared to $137.3 million in the prior year period. Net income for the nine months ended June 30, 2007 was $90.6 million or $1.94 of earnings per diluted share.  Net income for the nine months ended June 30, 2006 was $74.1 million or $1.58 of earnings per diluted share.

Operating Performance

Building Materials.

Revenues from coal combustion products (“CCPs”) during the June 2007 quarter increased $9.1 million or 12%, from $74.1 million to $83.2 million, versus the June 2006 quarter. Operating margin increased to 21.6% compared to 19.1% in the June 2006 quarter. The increases in revenue and operating margin resulted from strong product demand and upward pricing trends in several markets. As demand for CCPs remains strong, we are continuing to expand our distribution and storage system to meet the increased interest in substituting fly ash for portland cement.  We expect continued strength in this segment in the foreseeable future.

Revenues from our construction materials business for the June 2007 quarter declined 4%, to $155.6 million, compared to $162.1 million for the June 2006 quarter.  The June 2006 quarter was the all time record sales quarter for this business unit. U.S. Census Bureau data shows new single family residential construction housing starts declined by 21.6% comparing June 2006 to June 2007. We believe our performance is better than industry trends because of our product and geographic diversification and strong product categories. Headwaters’ new product offerings continue to have strong sales growth even in a down market.

While we face significant market headwind in our products most exposed to new home construction, we believe we are making operating improvements to align operations to this new environment.  In our remodeling and commercial products, we are starting to show year over year favorable revenue and earnings comparisons.  Operating margins decreased to 15.6% for the June 2007 quarter compared to 17.9% in the prior year quarter, primarily caused by higher depreciation, lower volume to absorb fixed costs, and increased raw material costs.  On a cash operating margin basis, our margins in the quarter were 25.0% versus 25.4% in the prior year quarter.  Our strong margin performance is in the face of the negative market cycle and the impact of lower sales.  We continue to aggressively manage our cost structure, while investing to maintain and build our strong market positions.

Alternative Energy Segment.

We now have under construction or plan to commence construction during the September quarter four additional coal cleaning facilities, for a total of six facilities that are either operational or under construction.  Subject to completion of the facilities, effective startup, and stable market conditions for coal, we forecast $50 million or more revenue in 2008 from our coal cleaning activities.  The Alabama coal cleaning facility is increasing its output and selling its improved coal through the start up period and is cash flow positive as we approach our long term production and financial goals.

The expansion of our South Korean hydrogen peroxide plant is on schedule and on budget.  We expect to supply hydrogen peroxide to SKC Chemical under a long term take or pay contract for the manufacture of propylene oxide beginning in the 2008 fiscal year.

We have completed three HCAT commercial runs at two refineries.  We understand that both refineries consider the introduction of HCAT as an additive into their ebullated bed reactors as a factor that enabled them to increase the conversion of heavy oil and provide other economic benefits.  HCAT facilitates the exothermic reactions associated with improvement in the upgrading process, and in one of the commercial runs demonstrated value even without increasing the temperature of the reactor.  We believe there continues to be interest from both refineries to become long term customers of HCAT.

In addition, we have completed the construction of the mixing skid for a third refinery to run HCAT commercially.  The skid is currently undergoing final regulatory approvals before installation at the refinery.  All licensing and sales agreements have been completed for the use of HCAT.  Arrangements are underway for the manufacture and shipment of our catalyst precursor materials in order to have the planned commercial run commence in the September time frame, although it is possible there may be delays.

Blue Flint Ethanol produced over 13 million gallons of ethanol in the quarter, and is currently running at a rate in excess of its name plate production capacity.  Total revenues in the quarter from sales of ethanol and distillers grains exceeded $30 million.  The rapid decline in corn prices to slightly above $3.00 per bushel has improved the spread between our ethanol sales price and the cost of corn, resulting in an improved outlook for our fourth quarter.

Headwaters NxCat technology is a proprietary process to control nano particle size, composition, surface structure, dispersion and anchoring.  The development agreement with Sumitomo announced during the quarter is another example of NxCat’s technological flexibility.  We are able to create carbon nanospheres which have the potential to replace carbon nanotubes and other high tech carbon products in many different applications.  Our partner, Sumitomo Chemical, has already filed multiple patents for specific applications of our technology.  We are continuing the development of nano catalysts for reforming, hydrogen peroxide,  waste fuel oil, desulphurization of heavy oil, and multiple other applications.

All of Headwaters’ licensees and customers operated their synfuel facilities during the quarter. Chemical reagent sales in the June 2007 quarter of $50.6 million were 45% higher than in the June 2006 quarter, primarily as a result of less concern about phase-out this year. Due primarily to reagent cost increases, the gross margin on chemical reagent sales in the June 2007 quarter was 22%, compared to 24% in the prior year quarter, and somewhat higher than we expect for the full year.

License fees increased by $21.2 million from $12.4 million in the June 2006 quarter to $33.6 million in the June 2007 quarter. The increase in license fee revenues in the June 2007 quarter resulted primarily from $19.4 million of earned license fees for both the March and June 2007 quarters meeting the “fixed or determinable” accounting standard for revenue recognition. No tax credit-based license fees were recognized in the June 2006 quarter due to substantial uncertainty regarding phase-out at that time. Ongoing uncertainty surrounding the phase-out of Section 45K tax credits in calendar 2007 will continue to affect the recognition of tax credit-based license fee revenue earned for the remainder of fiscal 2007 and in early fiscal 2008.

Using available information as of June 30, 2007, and consistent with the methodology used since early fiscal 2006, Headwaters estimates the phase-out percentage for Section 45K tax credits for calendar year 2007 to be approximately 25%.  Using information available on June 30, the NYMEX futures rate that was used in the calculation averaged approximately $71 per barrel.  Oil prices would have to average $79 per barrel for the six months ending December 31 in order to have approximately a 50% phase out of the credit. For the period January 1, 2007 — June 30, 2007, we estimate the phase-out percent to be zero.

Headwaters’ effective income tax rate for the June 2007 quarter was 23%, which is also the estimated effective tax rate for fiscal 2007. Headwaters used the estimated phase-out percentage for calendar 2007 of approximately 25% in calculating expected Section 45K tax credits for 2007, resulting in an effective tax rate lower than the statutory rate.

Capital Structure / Indebtedness

The components of Headwaters’ debt structure as of June 30, 2007 are shown in the following table.

	Amount Outstanding	Interest Rate	Maturity
	(in millions)
Senior secured first lien term loan	$262.5	LIBOR + 2.0%	April 2011
Senior revolving credit facility ($60.0 million available less outstanding letters of credit of approximately $4.4 million)	$0	Prime + 0.75%	September 2009
Convertible senior subordinated notes	$332.5	2.50% and 2.875%	June 2011 and February 2014
Total	$595.0

Headwaters is in compliance with all debt covenants.  Furthermore, Headwaters anticipates full compliance with all debt covenants in fiscal 2008 even after the termination of the Section 45K program in December 2007. We had $50.8 million of cash on hand as of June 30, 2007.

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months (“TTM”) EBITDA:

	9/30/05	9/30/06	6/30/07
Current Ratio	1.49	1.88	2.10
Total Debt to Equity	0.95	0.74	0.66
Total Indebtedness to TTM EBITDA	2.36	2.53	2.38
TTM EBITDA (in millions)	$277.6	$235.5	$250.4

Headwaters’ EBITDA is defined as net income adjusted by adding net interest expense, income taxes, depreciation and amortization. EBITDA is used to make computations of the required debt leverage ratios. Headwaters’ EBITDA for the trailing twelve months is calculated as follows:

	9/30/05	9/30/06	6/30/07
	(in millions)
Net Income	$121.3	$102.1	$118.6
Net Interest Expense	57.4	34.0	32.2
Income Taxes	42.5	35.7	28.9
Depreciation and Amortization	56.4	63.7	70.7
TTM EBITDA	$277.6	$235.5	$250.4

Commentary and Outlook

Scott K. Sorensen, Headwaters’ Chief Financial Officer, stated, “Headwaters had yet another strong quarter in our coal combustion products business and in our synfuel  business.  Our construction materials business showed very good overall seasonal results despite a challenging market in new residential construction. We think this is validation of our strong portfolio of businesses and the operational improvements that are being made.  For the quarter, our earnings per share from our recurring businesses was approximately equal to the prior year quarter, or between $0.30 and $0.35 per share.  Even in a down market, we were able to achieve no decline year over year in our recurring businesses this quarter.

We are increasing our GAAP fiscal 2007 earnings per share guidance to a range of $2.35 to $2.50 per share.”

“We believe the June quarter results reflects management actions in the December and March quarters to positively improve our operating and net income,” said Kirk A. Benson, Chairman and Chief Executive Officer. “In our March quarter construction materials operating margins were 810 basis points below prior year, but in our June quarter the same operating margins were only 230 basis points below prior year.  In addition, we believe that HCAT and our other new technologies continue to be promising as we expand customer interest and recognition.”

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through August 7, 2007 by dialing 800-405-2236 or 303-590-3000 and entering the passcode 11094293.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of technology and chemical sales to alternative fuel facilities, the receipt of product sales, license fees and royalty revenues, which are subject to tax credit phase out risks,  the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of tax credits in an environment of high oil prices and potential tax credit phase out, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion product, alternative fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled “Forward-looking Statements” and “Risk Factors” in Item 7 in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2006, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2006	2007	2006	2007
Revenue:
Construction materials	$162,067	$155,576	$423,744	$393,878
Coal combustion products	74,068	83,237	197,724	214,502
Alternative energy	59,794	97,516	224,692	276,978
Total revenue	295,929	336,329	846,160	885,358

Cost of revenue:
Construction materials	107,264	103,327	288,200	281,065
Coal combustion products	53,714	58,394	149,022	154,636
Alternative energy	40,147	56,037	140,395	156,632
Total cost of revenue	201,125	217,758	577,617	592,333

Gross profit	94,804	118,571	268,543	293,025

Operating expenses:
Amortization	6,278	5,730	18,419	17,388
Research and development	3,363	4,343	9,682	13,470
Selling, general and administrative	35,921	38,717	103,192	113,063
Total operating expenses	45,562	48,790	131,293	143,921

Operating income	49,242	69,781	137,250	149,104

Net interest expense	(8,156)	(6,664)	(25,816)	(24,001)
Other income (expense), net	541	(2,860)	(4,960)	(9,011)

Income before income taxes	41,627	60,257	106,474	116,092

Income tax provision	(14,220)	(13,860)	(32,370)	(25,500)

Net income	$27,407	$46,397	$74,104	$90,592

Basic earnings per share	$0.65	$1.10	$1.77	$2.15

Diluted earnings per share	$0.58	$0.98	$1.58	$1.94

Weighted average shares outstanding — basic	41,984	42,196	41,813	42,148

Weighted average shares outstanding — diluted	48,543	48,357	48,708	48,379

Note:

Total depreciation and amortization was $16,175 and $18,240 for the quarters ended June 30, 2006 and 2007, respectively, and $46,955 and $53,990 for the nine months ended June 30, 2006 and 2007, respectively.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	June 30,
	2006	2007
Assets:
Current assets:
Cash and cash equivalents	$79,151	$50,774
Trade receivables, net	131,608	199,514
Inventories	62,519	59,217
Other	36,759	42,648
Total current assets	310,037	352,153

Property, plant and equipment, net	213,406	222,010
Intangible assets, net	251,543	243,641
Goodwill	826,432	863,161
Other assets	60,311	59,615

Total assets	$1,661,729	$1,740,580

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$23,854	$33,596
Accrued liabilities	133,620	134,050
Current portion of long-term debt	7,267	—
Total current liabilities	164,741	167,646

Long-term debt	587,820	595,000
Deferred income taxes	96,972	69,071
Other long-term liabilities	11,238	6,320
Total liabilities	860,771	838,037

Stockholders’ equity:
Common stock - par value	42	42
Capital in excess of par value	502,265	512,928
Retained earnings	299,866	390,458
Other	(1,215)	(885)
Total stockholders’ equity	800,958	902,543

Total liabilities and stockholders’ equity	$1,661,729	$1,740,580

Note:

The current ratio as of September 30, 2006 of 1.88 is derived by dividing total current assets of $310,037 by total current liabilities of $164,741. The current ratio as of June 30, 2007 of 2.10 is derived by dividing total current assets of $352,153 by total current liabilities of $167,646.